Exhibit 99.2

Reconciliations

					Four
					Quarters Ended
	June 26,	September 25,	January 1,	March 31,	March 31,
	2014	2014	2015 (2)	2015 (3)	2015

Reconciliation of EBITDA to Net Cash Provided by (Used in) Operating Activities
(dollars in millions)
(unaudited)
EBITDA	$137.6	$125.9	$162.8	$122.6	$548.9
Interest expense, net	(30.4)	(29.3)	(32.5)	(30.0)	(122.2)
Provision for income taxes	(22.4)	(18.0)	(31.1)	(15.3)	(86.8)
Deferred income taxes	(0.6)	(7.2)	14.3	(3.2)	3.3
Changes in operating assets and liabilities	(7.6)	(96.5)	44.5	11.5	(48.1)
Loss on extinguishment of debt	10.5	—	—	—	10.5
Landlord contributions	0.7	1.2	5.9	10.9	18.7
Other items, net	(2.9)	(4.0)	0.2	5.4	(1.3)
Net cash provided by (used in) operating activities	$84.9	$(27.9)	$164.1	$101.9	$323.0

Reconciliation of EBITDA to Adjusted EBITDA
(dollars in millions)
(unaudited)
EBITDA	$137.6	$125.9	$162.8	$122.6	$548.9
Net loss on disposal and impairment of operating assets and other	4.0	2.9	0.8	1.9	9.6
Share-based compensation expense	2.3	2.2	3.0	1.7	9.2
Loss on extinguishment of debt	10.5	—	—	—	10.5
Earnings recognized from NCM	(3.5)	(6.5)	(8.8)	(8.8)	(27.6)
Cash distributions from NCM	2.3	6.9	8.9	19.9	38.0
Cash distribution from DCIP	—	—	6.3	—	6.3
Noncontrolling interest, net of tax and other, net	(7.8)	(8.9)	(9.4)	(9.2)	(35.3)
Adjusted EBITDA (1)	$145.4	$122.5	$163.6	$128.1	$559.6

Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
(dollars in millions)
(unaudited)
Net cash provided by (used in) operating activities	$84.9	$(27.9)	$164.1	$101.9	$323.0
Capital expenditures	(28.4)	(39.3)	(60.0)	(29.7)	(157.4)
Proceeds from asset sales	—	—	—	—	—
Free cash flow (1)	$56.5	$(67.2)	$104.1	$72.2	$165.6

(1)         Adjusted EBITDA (earnings adjusted for interest, taxes, depreciation and amortization expense, net loss on disposal and impairment of operating assets and other, share-based compensation expense, loss on extinguishment of debt, earnings recognized from NCM, cash distributions from NCM, cash distribution from DCIP investment and noncontrolling interest, net of tax and other, net) was approximately $559.6 million for the four quarters ended  March 31, 2015.  In previous quarters, earnings recognized from NCM have been included in Adjusted EBITDA.  However, we believe that including cash distributions of NCM in our adjusted EBITDA measure more accurately reflects our liquidity.  Accordingly, the Adjusted EBITDA computation for all periods presented herein reflects such cash distributions received from NCM.  We believe EBITDA, Adjusted EBITDA and Free Cash Flow provide useful measures of cash flows from operations for our investors because EBITDA, Adjusted EBITDA and Free Cash Flow are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess the liquidity of our Company.  EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of liquidity under U.S. generally accepted accounting principles and should not be considered in isolation or construed as a substitute for other operations data or cash flow data prepared in accordance with U.S. generally accepted accounting principles for purposes of analyzing our liquidity.  In addition, not all funds depicted by EBITDA, Adjusted EBITDA and Free Cash Flow are available for management’s discretionary use.  For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company’s 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015.  EBITDA, Adjusted EBITDA and Free Cash Flow, as calculated, may not be comparable to similarly titled measures reported by other companies.

(2)         The fiscal quarter ended January 1, 2015 contains 14 weeks.

(3)         Beginning January 2, 2015, Regal’s fiscal year changed from a 52-53 week fiscal year ending on the first Thursday after December 25 of each year to a fiscal year ending on December 31 of each year.  Accordingly, beginning in 2015, Regal’s quarterly results will be for three month periods ending March 31, June 30, September 30 and December 31.  As a result of the calendar change, the quarter ended March 31, 2015, is comprised of 89 days.